                                   EXHIBIT 11

                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                              Years Ended June 30,

                                        1997                          1996                    1995
                                        ----                          ----                    ----
Net income (loss)                   $1,556,046                  $(1,405,472)               $(1,281,989)

Interest expense saved from
  conversion of debt                   107,408                            -

Preferred stock dividend               (14,000)                     (14,000)                    (5,000)
                                  ------------                -------------             --------------

Adjusted net income (loss)          $1,649,454                  $(1,419,472)               $(1,286,989)
                                  ------------                -------------             --------------


Common shares outstanding           10,651,472                   10,284,085                  9,436,870

Common equivalent shares
  issuable upon exercise of
  stock options and warrants (1)     2,681,100

Common equivalent shares
  issuable upon conversion
  of debt                              475,026

Common equivalent shares
  issuable upon conversion
  of preferred stock                   137,943
                                  ------------                 ------------               ------------
Total weighted average shares       13,945,540                   10,284,085                  9,436,870
                                  ============                 ============               ============

Primary and fully diluted net
  earnings per common and
  equivalent share                       $0.12                       $(0.14)                    $(0.14)
                                  ============                 ============               ============

Notes: (1) Amount calculated using the modified treasury stock method and fair market values.